Exhibit 99.1

Tiptree Financial Inc. and Fortegra Financial Corporation Complete Merger
NEW YORK & JACKSONVILLE, Fla.—(BUSINESS WIRE)—December 4, 2014 Tiptree Financial Inc. (NASDAQ:TIPT) (“Tiptree”) and Fortegra Financial Corporation (“Fortegra”) announced today completion of the previously announced merger of Fortegra into a subsidiary of Tiptree for approximately $218 million in cash. As of today, Fortegra’s common stock will no longer be registered with the SEC nor trade on the New York Stock Exchange.
Fortegra is an insurance services company headquartered in Jacksonville, Florida. Fortegra offers a wide array of revenue enhancing products, including payment protection products, motor club memberships, service contracts, device and warranty services, and administration services to its business partners, including insurance companies, retailers, dealers, insurance brokers and agents and financial services companies. Fortegra’s brands include Fortegra™, Life of the South®, 4Warranty, ProtectCELL™, Continental Car Club™, Auto Knight Motor Club™, United Motor Club™, Consecta™, Pacific Benefits Group™, and South Bay Acceptance Corporation.
Tiptree’s President and Chief Executive Officer Geoffrey N. Kauffman said: “With this closing, we are pleased to welcome Rick and the Fortegra team into the Tiptree family of companies. Fortegra has performed well through the year and we look forward to 2015 and beyond as we continue to build upon the great foundation they have created.”
“This transaction was the culmination of six years of growth and resulted in our shareholders receiving significant value. We are excited to partner with Tiptree as we move on to the next phase of Fortegra’s growth and development,” said Richard S. Kahlbaugh, Chairman, President and CEO of Fortegra.

About Tiptree
Tiptree is a diversified holding company engaged through its consolidated subsidiaries in a number of businesses and is an active acquirer of new businesses. Tiptree, whose operations date back to 2007, currently has subsidiaries that operate in four industry segments: insurance and insurance services, specialty finance, asset management and real estate. Tiptree is publicly traded on the NASDAQ stock market (NASDAQ: TIPT). For additional information, please visit Tiptree’s website at www.tiptreefinancial.com.
Forward-looking Statements
This press release includes certain forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Tiptree or Fortegra to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the effect of the announcement on Fortegra’s customer relationships, operating results and business generally. Such factors also include, but are not limited to, the risks and uncertainties described in Tiptree’s reports filed with the SEC, which are available at www.sec.gov, and in Fortegra’s reports, including its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC, which are available at www.sec.gov. Tiptree and Fortegra disclaim any intention or obligation to update or revise any forward-looking statements, except as required by law.

Tiptree Financial Inc.
Investor Relations, 212-446-1400
ir@tiptreefinancial.com